Exhibit 99.1

Ingles Markets, Incorporated Announces Financial Results for Third Quarter and Nine Months of Fiscal 2013

Reports Higher Sales for Third Quarter and Nine Months

ASHEVILLE, N.C.--(BUSINESS WIRE)--August 2, 2013--Ingles Markets, Incorporated (NASDAQ: IMKTA) today reported increased sales for the three and nine month periods ended June 29, 2013, compared with the same periods of the previous year. Third quarter 2013 net sales rose to $931.9 million, compared with $917.8 million for the previous year. For the first nine months of fiscal 2013, net sales rose 2.4% to $2.78 billion.

In June 2013, the Company repaid $575 million of senior notes due 2017 priced at 9.5% and other borrowings with the proceeds of $700 million of senior notes due 2023 priced at 5.75%. Prepayment penalties and other costs associated with the repaid debt resulted in a $43.1 million charge to pretax earnings during the June 2013 quarter. Because of this charge, the net loss for the third quarter of fiscal 2013 totaled $14.4 million compared with net income of $13.1 million for the third quarter of fiscal 2012. For the nine months ended June 2013 and June 2012, net income totaled $5.2 million and $30.2 million, respectively. The decreased interest rate on the new senior notes is expected to provide the Company substantial interest savings in future years.

Robert P. Ingle II, Chief Executive Officer, stated, “We continued to grow sales and improve our store base during this most recent quarter. The refinancing we accomplished in June secured favorable financing for the Company for many years to come.”

Third Quarter Results

Net sales rose 1.5% to $931.9 million for the three months ended June 29, 2013, compared with $917.8 million for the three months ended June 23, 2012. Ingles operated 204 stores at June 29, 2013, and 203 stores at June 23, 2012. Retail square footage was approximately 11.1 million at June 29, 2013, and 11.0 million at June 23, 2012. Excluding gasoline and the effect of Easter sales in last year’s June quarter, grocery segment comparable store sales increased 1.4%. The number of customer transactions, average transaction size and gasoline gallons sold all were higher for the June 2013 quarter compared with the June 2012 quarter.

Gross profit for the June 2013 quarter increased 2.1% to $210.3 million, an increase of $4.4 million compared with the third quarter of last fiscal year. Gross profit, as a percentage of sales, rose to 22.6% for the June 2013 quarter compared with 22.4% for the June 2012 quarter. The improvement in gross profit and margin were driven by higher sales, improved product mix and improved operating efficiencies from the distribution facility opened in June 2012. Excluding gasoline sales, grocery segment gross profit as a percentage of sales increased 49 basis points for the three months ended June 29, 2013, compared with the same quarter of last fiscal year.

Operating and administrative expenses for the June 2013 quarter totaled $177.8 million, an increase of $5.5 million, or 3.2% over the June 2012 quarter. Excluding gasoline sales and associated operating expenses (primarily payroll), operating and administrative expenses as a percentage of sales were 22.5% of sales for the third fiscal quarter of 2013 compared with 22.0% for the third fiscal quarter of 2012. Most of the increase for the June 2013 quarter was driven by the Company’s store remodeling program which resulted in higher personnel costs and depreciation expense.

In June 2013, the Company issued $700 million of senior notes due 2023 at a rate of 5.75%. Proceeds were used to repay $575 million of senior notes due 2017 at a rate of 9.5%, repay certain other debt, and pay the costs of the transaction, including prepayment penalties on the 9.5% notes. These prepayment penalties and the write off of other costs on repaid debt totaled $43.1 million and were charged to earnings during the June 2013 quarter. The decreased interest rate on the new senior notes is expected to provide the Company substantial interest savings in future years.

Interest expense increased $1.1 million for the three-month period ended June 29, 2013, to $16.0 million from $14.9 million for the three-month period ended June 23, 2012. Total debt at June 29, 2013, was $934.5 million compared with $846.1 million at June 23, 2012. The increase in total debt took place late in the June 2013 quarter in conjunction with the senior note issue and related transactions.

As a result of the charges related to the early extinguishment of debt, the Company incurred a net loss before income taxes and recorded an income tax benefit during the third quarter of fiscal 2013. Income tax expense as a percentage of pre-tax income was 37.0% in the June 2012 quarter.

Basic and diluted loss per share for publicly traded Class A Common Stock were each $0.62 for the June 2013 quarter compared with earnings per share of $0.56 and $0.54, respectively, for the June 2012 quarter. Basic and diluted loss per share for Class B Common Stock were each $0.56 for the June 2013 quarter compared with $0.51 of basic and diluted earnings per share for the June 2012 quarter.

Nine Months Results

Net sales increased 2.4%, to $2.78 billion for the nine months ended June 2013 compared with the same period in the prior fiscal year. Excluding gasoline, grocery segment comparable store sales increased 1.9%. The number of customer transactions, average transaction size and gasoline gallons sold all were higher for the June 2013 nine month period compared with the June 2012 nine month period.

Gross profit dollars for the June 2013 nine-month period increased $16.4 million, or 2.7%, to $616.5 million, compared with $600.1 million for the same period of fiscal 2012. Gross profit as a percentage of sales was 22.2% and 22.1% for the nine months ended June 29, 2013, and June 23, 2012, respectively. Excluding gasoline sales, grocery segment gross profit as a percentage of sales increased 19 basis points for the first nine months of fiscal 2013 compared with the same fiscal 2012 period.

Operating expenses increased $14.4 million comparing the first nine months of fiscal 2013 to the same period of last fiscal year, and were 19.0% of sales for the nine months ended June 29, 2013, compared with 18.9% of sales for the nine months of fiscal 2012. Excluding gasoline sales and associated gasoline operating expenses (primarily payroll), operating expenses were 22.1% of sales for the nine-month fiscal 2013 period compared with 22.0% for the same period of fiscal 2012. Operating expense increases were driven by sales growth and store development activities, including higher personnel and supply costs.

Interest expense totaled $47.3 million for the nine-month period ended June 29, 2013, an increase of $2.4 million from $44.9 million for the nine-month period ended June 23, 2012. Beginning with the opening of the new distribution facility in June 2012, interest on the bonds that financed the construction was no longer capitalized as a cost of constructing the facility.

Income tax expense as a percentage of pre-tax income was 10.0% for the June 2013 nine- month period compared with 35.5% for the comparable June 2012 period. The previously mentioned debt extinguishment costs resulted in 2013 tax credits offsetting a greater portion of fiscal 2013 income, resulting in a lower fiscal 2013 effective tax rate.

Net income totaled $5.2 million for the nine-month period ended June 29, 2013, compared with $30.2 million, or 1.1% of sales, for the nine-month period ended June 23, 2012. Excluding fiscal 2013’s $43.1 million of debt extinguishment costs, income before income taxes rose to $48.9 million compared with $46.8 million in the first nine months of fiscal 2012.

Basic and diluted earnings per share for publicly traded Class A Common Stock were $0.23 and $0.21 for the June 2013 nine-month period compared with $1.29 and $1.24, respectively, for the June 2012 nine-month period. Basic and diluted earnings per share for Class B Common Stock were each $0.21 for the fiscal June 2013 period compared with $1.18 of basic and diluted earnings per share for the same period of last fiscal year.

Capital expenditures totaled $76.8 million for the nine-month period ended June 29, 2013. Most of these capital expenditures were related to smaller-scale remodeling projects in a number of the Company’s stores and the construction of a new store that opened in April 2013. Capital expenditures are expected to be approximately $100 million to $130 million for the full fiscal year.

In conjunction with the senior notes issued in June 2013, the Company extended the maturity of its $175 million of committed line of credit facilities, and extended the maturity of the $99.7 million of bonds used to construct the distribution facility that opened in 2012. Following the close of these financing transactions, the $175 million line of credit matures in June 2018, the $99.7 million of warehouse bond financing is committed to June 2021, and the senior notes mature in June 2023. Interest rates and certain other terms on all of these instruments are more favorable than the instruments they replaced. The Company believes, based on its current results of operations and financial condition, that its financial resources, including existing bank lines of credit, short- and long-term financing expected to be available to it and internally generated funds, will be sufficient to meet planned capital expenditures and working capital requirements for the foreseeable future, including any debt service requirements of additional borrowings.

The comments in this press release contain certain forward-looking statements. Ingles undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. Ingles’ actual results may differ materially from those projected in forward-looking statements made by, or on behalf of, Ingles. Factors that may affect results include changes in business and economic conditions generally in Ingles’ operating area, pricing pressures, increased competitive efforts by others in Ingles’ marketing areas and the availability of financing for capital improvements. A more detailed discussion of these factors may be found in reports filed by the Company with the Securities and Exchange Commission including its 2012 Form 10-K and 2013 Forms 10-Q.

Ingles Markets, Incorporated is a leading supermarket chain with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 204 supermarkets. In conjunction with its supermarket operations, the Company operates neighborhood shopping centers, most of which contain an Ingles supermarket. The Company also owns a fluid dairy facility that supplies Company supermarkets and unaffiliated customers. The Company's Class A Common Stock is traded on The NASDAQ Stock Market's Global Select Market under the symbol IMKTA. For more information, visit Ingles' website at www.ingles-markets.com.

INGLES MARKETS, INCORPORATED
(Amounts in thousands except per share data)

Unaudited Financial Highlights

	Three Months Ended		Nine Months Ended
	June 29,	June 23,	June 29,	June 23,
	2013	2012	2013	2012

Net sales	$931,912	$917,756	$2,783,342	$2,717,661
Gross profit	210,327	205,952	616,544	600,116
Operating and administrative expenses	177,811	172,255	527,636	513,177
Rental income, net	325	515	960	1,310
Gain from sale or disposal of assets	62	515	4,238	680
Income from operations	32,903	34,727	94,106	88,931
Other income, net	778	891	2,082	2,696
Interest expense	16,001	14,896	47,281	44,850
Loss on early extinguishment of debt	43,089	—	43,089	—
Income tax expense (benefit)	(10,985)	7,663	584	16,609
Net income (loss)	$(14,424)	$13,059	$5,234	$30,168

Basic earnings (loss) per common share – Class A	$(0.62)	$0.56	$0.23	$1.29
Basic earnings (loss) per common share – Class B	$(0.56)	$0.51	$0.21	$1.18
Diluted earnings (loss) per common share – Class A	$(0.62)	$0.54	$0.21	$1.24
Diluted earnings (loss) per common share – Class B	$(0.56)	$0.51	$0.21	$1.18

Additional selected information:
Depreciation and amortization expense	$23,955	$22,826	$71,083	$66,875
Rent expense	$3,537	$3,541	$10,927	$10,651

Condensed Consolidated Balance Sheets (Unaudited)

		June 29,	September 29,
		2013	2012
ASSETS
Cash and cash equivalents		$4,553	$4,683
Receivables-net		59,964	61,519
Inventories		334,544	329,615
Other current assets		40,380	30,387
Property and equipment-net		1,198,292	1,197,138
Other assets		21,941	18,767
TOTAL ASSETS		$1,659,674	$1,642,109

LIABILITIES AND STOCKHOLDERS' EQUITY
Current maturities of long-term debt		$20,789	$49,928
Accounts payable, accrued expenses and current portion of other long-term liabilities		214,403	256,224
Deferred income taxes		85,761	84,120
Long-term debt		913,723	785,240
Other long-term liabilities		26,309	9,183
Total Liabilities		1,260,985	1,184,695
Stockholders' equity		398,689	457,414
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY		$1,659,674	$1,642,109

CONTACT:
Ingles Markets, Incorporated
Ron Freeman, 828-669-2941 (Ext. 223)
Chief Financial Officer